Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2007

MANCHESTER, CT – July 27, 2007 — LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2007.

Net sales for the second quarter ended June 30, 2007 were $87.8 million compared with $83.4 million for the same period in 2006. Excluding the impact of foreign currency translation, net sales increased by $2.6 million, or 3.1 percent, in the second quarter of 2007 compared with the second quarter of 2006. Net income for the current quarter was $3.5 million, or $.21 per diluted share, compared with $2.5 million, or $.15 per diluted share, for the second quarter of 2006. Year-to-date earnings per share increased to $.29 per diluted share on net sales of $171.5 million from $.27 per diluted share on net sales of $165.6 million for the six months ended June 30, 2006. Net income for the six months ended June 30, 2007 was $4.8 million compared with $4.4 million for the comparable period in 2006.

Gross margin as a percent of net sales for the second quarter of 2007 was 23.2 percent compared with 22.6 percent for the same quarter of 2006. The Filtration/Separation segment improved gross margins as a percent of sales, while the Company’s active thermal business, included in the Thermal/Acoustical segment, posted lower gross margins as a percent of sales.

Selling, product development, and administrative expenses were $14.6 million, or 16.7 percent of net sales, for the second quarter ended June 30, 2007, compared with $14.5 million, or 17.3 percent of net sales, for the same quarter of 2006. An increase in litigation expenses of $0.5 million was essentially offset by lower sales commission and severance expenses in the second quarter of 2007 compared with the same quarter a year ago.

Net cash provided by operating activities was $2.9 million in the second quarter of 2007 compared with $9.3 million in the second quarter of 2006. This decrease in cash provided by operations was primarily from higher accounts receivable due to the timing of sales and collections.

The Company’s effective tax rate for the three months ended June 30, 2007 and 2006 was 37.2 percent and 36.9 percent, respectively. There is legislation currently pending in Germany that will have the effect of reducing the Company’s overall effective income tax rate in Germany by approximately 8.5 percent beginning in 2008. The tax rate reduction is expected to benefit the Company over the long term. However, when the rate change becomes law, which is expected to occur in the third quarter of 2007, deferred tax assets of the Company’s German operation will need to be adjusted to reflect the reduced tax rate at which these deferred tax benefits will be expected to be realized. Lydall expects that this adjustment will result in a one-time income tax charge of approximately $1.0 million to $1.4 million, or $.06 to $.08 per diluted share, in the third quarter of 2007. Comparatively, the Company recorded a tax benefit of $1.2 million, or $.08 per diluted share, in the third quarter of 2006 primarily related to the completion of certain tax audits.

David Freeman, President and Chief Executive Officer, commented, “Overall we had a good quarter. We increased sales and net income by 5 percent and 42 percent, respectively, and improved gross margins. The Filtration/Separation segment accounted for most of the strength in the quarter. Our filtration businesses posted solid sales growth and margin improvement, and the vital fluids’ business continued its turnaround, increasing sales and improving margins.

“Automotive part sales also increased. Domestic sales accounted for the majority of the increase with European automotive part sales up slightly. Our passive thermal sales were off somewhat related primarily to lower sales of building products, partially offset by increased demand for thermal solutions for appliances and industrial applications. On a down note, we continued to experience issues at our active thermal business which resulted in an operating loss in the quarter at this operation.

“Looking forward to the second half of 2007, we expect the operational issues that have impacted our active thermal operation to continue to negatively impact results. We are also facing volume concerns as well as increasing pricing pressures from our OEM customers in the automotive business. These factors are expected to reduce profitability in the second half of 2007. As a result of these factors, we expect earnings per share for the second half of 2007 to be less than the comparable period of 2006, particularly in the third quarter of 2007.

“On the positive side, we will be installing equipment to accommodate new business which comes on stream in early 2008 at our Hamptonville automotive operation.”

Segment Information

Thermal/Acoustical – For the second quarter of 2007, Thermal/Acoustical segment net sales were $59.8 million compared with $57.3 million for the second quarter of 2006. Excluding the impact of foreign currency translation, segment net sales increased by $1.3 million in the current quarter compared with the second quarter of 2006. Automotive product net sales, net of the impact of foreign currency translation, increased by $1.2 million in the current quarter compared with the same period last year. Net sales of automotive parts grew by $2.4 million. This growth, however, was partially offset by a decline of $1.2 million in tooling sales. Net sales of active thermal products increased by $1.0 million, and net sales of passive thermal products decreased by $0.9 million in the second quarter of 2007 compared with the second quarter of 2006. Lower net sales of passive thermal products were primarily related to softness in the heating, ventilating and air conditioning market.

Operating income for the Thermal/Acoustical segment decreased by $0.6 million for the current quarter compared with the second quarter of 2006. This decrease was attributable, for the most part, to the performance of the active thermal operation which incurred increased raw material and labor costs on a per-unit basis.

Filtration/Separation – Filtration/Separation segment net sales were $20.9 million in the current quarter compared with $18.5 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $1.9 million, or 10.3 percent, for the second quarter of 2007. Air and liquid filtration product net sales increased by $1.3 million, and net sales of vital fluids’ products increased by $0.6 million during the current quarter.

Operating income for the segment increased by $2.1 million for the second quarter of 2007 compared with the second quarter of 2006. Operating income was positively impacted by higher filtration and vital fluids’ product net sales, as well as gross margin improvements in the second quarter of 2007 and the absence of $0.7 million of inventory obsolescence, quality and severance charges reported in the second quarter of 2006. In addition, operational efficiency improvements at the Company’s vital fluids’ business resulted in improved financial performance by that operation in the current quarter compared with the prior year’s second quarter.

Other Products and Services – Net sales for the second quarter of 2007 were $7.7 million compared with $8.3 million for the comparable quarter of 2006. Operating income for the current quarter was $0.6 million, a decrease of $0.5 million from the second quarter of 2006. This decrease was primarily caused by weaker trucking sales in the second quarter of 2007 compared with the same quarter of 2006.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss its second quarter ended June 30, 2007 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 888-857-6930 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2006 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 54 percent of Lydall’s 2007 year-to-date net sales, dependence on large customers, pricing pressures from OEM automotive customers, changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and filtration/separation products and copper used in active thermal products. In addition, increases in energy pricing, inherent risks at international operations, expansion into new geographic regions, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K,

10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	5 of 6	July 27, 2007

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$87,754	$83,445	$171,469	$165,633
Cost of sales	67,368	64,599	133,230	128,855

Gross margin	20,386	18,846	38,239	36,778
Selling, product development and administrative expenses	14,637	14,456	30,361	28,966

Operating income	5,749	4,390	7,878	7,812
Interest expense	113	422	221	877
Other expense (income), net	32	46	28	(17)

Income before income taxes	5,604	3,922	7,629	6,952
Income tax expense	2,083	1,449	2,832	2,567

Net income	$3,521	$2,473	$4,797	$4,385

Basic earnings per common share	$0.22	$0.15	$0.30	$0.27
Diluted earnings per common share	$0.21	$0.15	$0.29	$0.27

Weighted average common shares outstanding	16,294	16,138	16,225	16,138
Weighted average common shares and equivalents outstanding	16,585	16,197	16,501	16,193

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Sales

Thermal/Acoustical	$59,827	$57,270	$115,776	$113,627
Filtration/Separation	20,901	18,504	41,051	36,881
Other Products and Services	7,672	8,315	15,933	16,383
Reconciling Items	(646)	(644)	(1,291)	(1,258)

Consolidated Totals	$87,754	$83,445	$171,469	$165,633

Operating Income

Thermal/Acoustical	$6,019	$6,631	$10,503	$12,878
Filtration/Separation	2,956	843	5,056	1,801
Other Products and Services	584	1,036	1,012	1,599
Corporate Office Expenses	(3,810)	(4,120)	(8,693)	(8,466)

Consolidated Totals	$5,749	$4,390	$7,878	$7,812

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Lydall, Inc. News Release	6 of 6	July 27, 2007

Financial Position

In thousands except ratio data

(Unaudited)

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$5,812	$6,402
Working capital	$61,970	$50,610
Total debt	$11,876	$10,106
Stockholders’ equity	$169,737	$161,217
Total capitalization	$181,613	$171,323
Current ratio	2.36	2.16
Total debt to total capitalization	6.5%	5.9%
Cash Flows
In thousands
(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net cash provided by operating activities	$2,880	$9,326	$654	$14,487
Net cash used for investing activities	$(2,386)	$(2,070)	$(5,301)	$(4,029)
Net cash provided by (used for) financing activities	$718	$(6,685)	$3,963	$(9,909)
Depreciation and amortization	$3,783	$3,937	$7,607	$7,932
Capital expenditures	$2,386	$2,070	$5,301	$4,029
Common Stock Data
Quarter Ended June 30,	2007	2006
High	$18.55	$9.79
Low	$13.56	$8.62
Close	$14.61	$9.22

During the second quarter of 2007, 7,365,000 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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